Exhibit 10.1

DEFINITIVE AGREEMENT

(Mount Knowledge Holdings, Inc and The Language Key Training Ltd)

     THIS DEFINITIVE AGREEMENT (the “Agreement”) is made and entered into as of this 5th day October, 2010, by and among THE LANGUAGE KEY TRAINING LTD, a British Virgin Islands Corporation, Dirk Haddow, Mark Wood, Chris Durcan and/or Jeff Tennenbaum, individually, (collectively hereinafter referred to as the “Sellers”), and MOUNT KNOWLEDGE HOLDINGS, INC., a Nevada Corporation (the “Company”), (collectively referred to as the “Parties”).

RECITALS

     WHEREAS, the Sellers are engaged in the business of providing business English and communication skills training consultancy, currently operated by Language Key Corporate Training Solutions Ltd., a Hong Kong company and its wholly-owned subsidiary in China, The Language Key China Ltd., a foreign invested enterprise in China and The Language Key Training Ltd., a Hong Kong company, currently an independent corporation owned by the Sellers, except for Jeff Tennenbaum, (collectively hereinafter referred to as the “LK Entities”);

     WHEREAS, the Company is a publicly listed company on the US Over-the-Counter Bulletin Board (OTCBB: MKHD) in the business of educational software development, sales and training offering innovative and proprietary learning software products and teaching services; and

     WHEREAS, the Sellers have agreed to sell to the Company and the Company has agreed to purchase from the Sellers a certain amount of ownership interest in one or more of the entities owned and operated by the Sellers, including additional considerations, in accordance with the terms and conditions set forth hereinbelow.

     NOW, THEREFORE, in consideration of the promises and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, agree as follows:

AGREEMENT

     1. DEFINITIVE AGREEMENT. This Agreement shall confirm the mutually understandings by and between the Company and Sellers with respect to the transactions being completed hereinbelow. None of the Parties shall be bound by any oral or written statements nor any correspondence during the course of negotiations between the Parties not stipulated in this Agreement. This Agreement, when executed, shall supersede any and all of the terms and conditions set forth in the previously executed Letter of Intent Amendment on or about June 28, 2010. This Agreement shall be in full force and effect from the date of execution with respect to all represented terms and conditions, subject to certain corporate actions and/or documents which may require additional time to complete and/or execute, all of which shall be completed by a mutually agreed upon closing date as defined herein.

     2. STOCK PURCHASE. Upon the execution of this Agreement, Sellers hereby agree to sell to the Company, and the Company hereby agrees to purchase from the Sellers, ordinary shares in a private limited company to be newly formed , Language Key Asia Ltd., domiciled in Hong Kong (“LK Asia”) consisting of approximately ninety-five (95%) percent or more of the beneficial ownership of ordinary shares and preferred shares in LK Asia via a newly formed private limited company, Mount Knowledge Asia Ltd., domiciled in Hong Kong (“MTK Asia”), to be owned 100% by the Company for the purposes of facilitating this stock purchase transaction, and subsequent operations. The purpose of LK Asia is to own and hold any and all of the issued shares, including any applicable Warrants, Options, and/or other issued securities of Language Key Corporate Training Solutions Ltd., a Hong Kong company ( “LK Training Asia”) and its wholly-owned subsidiary in China, The Language Key China Ltd., a foreign invested enterprise in China (the “China Subsidiary”) and The Language Key Training, Ltd., a Hong Kong company , currently an independent corporation owned by the Sellers which is to be acquired as a wholly-owned subsidiary of the LK Training Asia in this proposed transaction (the “HK Subsidiary”) and/or as amend pursuant to the terms and conditions of this Agreement, collectively hereinafter referred to as (the “LK Entities”). This purchase of stock transaction represents all the LK Entities as wholly-owned and operated subsidiaries of LK Asia as set forth hereinbelow.

Company shall subscribe for the purchase of Ten Million (10,000,000) shares of Ordinary B Stock of LK Asia (the “LK “B” Shares”) at a purchase price of $0.10 per share or an aggregate purchase amount of One Million Dollars (US $1,000,000), on terms and conditions set forth in the Subscription Agreement, attached hereto as Exhibit A (the “LK Asia Subscription Agreement”). Company shall pay the subscription price for the Shares in the form of cash payments over a twelve (12) month period from the date of execution of this Agreement, made payable to Language Key Asia, Ltd, in accordance with the LK Subscription Agreement, made a part hereto.

     3. ADDITIONAL CONSIDERATIONS. Upon the execution of this Agreement, Company and Sellers mutually agree to the following:

          3.1 Share Purchase and Cancellation Agreement. The Parties agree that LK Asia shall have the right to purchase from the Sellers a total of Three Hundred One Thousand Two Hundred Eighty-Two (301,282) Ordinary A Shares of the LK Asia (the “LK “A” Shares”), owned and held by the Sellers, for a total purchase price of Nine Hundred Three Thousand Eight Hundred Forty-Six and NO/100 Dollars (USD $903,846.00) or $3.00 per share (the “Purchase Price”), in accordance with the terms and conditions of the Share Purchase and Cancellation Agreement, attached hereto as Exhibit B (the “Share Purchase and Cancellation Agreement”), of which a portion and/or all of the Purchase Price may paid in the form of shares of Common Stock of Mount Knowledge Holdings, Inc. (the “MKHD Shares”), in lieu of cash payments, pursuant to the terms and conditions of a Stock Purchase and Share Exchange Agreement (the “Stock Purchase and Share Exchange Agreement”), made a part of the Share Purchase and Cancellation Agreement.

          3.2 Stock Purchase Warrant. The Company agrees to grant LK Asia (and/or LK Entities), the right to purchase, subject to the terms and conditions set forth in the Stock Purchase Warrant Agreement, attached hereto as Exhibit C (the “Stock Purchase Warrant Agreement”), up to a total of four hundred eighty thousand (480,000) shares of the Common Stock (the “MKHD Shares”) of Mount Knowledge Holdings, Inc., (the “Warrant”) upon exercise of the Warrant along with presentation of the full purchase price due for such Shares. The purchase price of the Shares is equal to $0.01 per share (the "Exercise Price") for an aggregate amount of Four Thousand Eight Hundred Dollars (USD $4,800), subject to restrictions on the number of Shares authorized to be purchased. LK shall have the right to purchase a total of One Hundred Twenty Thousand (120,000) Shares each one hundred eighty (180) days from the date of the first purchase. Notwithstanding anything to the contrary contained herein, this Warrant shall be effective at 5:00pm Eastern Time on December 31, 2010 (the “Effective Date”) and shall expire at 5:00pm Eastern Time on January 1, 2014 (the “Termination Date”). The Warrant is being granted to LK Asia and/or its assigns to be used as employee stock incentives (signing bonus) for key management personnel.

          3.3 License Revocation and Assignment. Sellers shall cause the cancellation of the trademark licensing royalty agreement (the “Royalty Agreement”) with Foxglove International Enterprises Ltd, a British Virgin Islands Corporation (the “Licensor”) and provide a full release as required, as set forth in a license revocation/release agreement (the “License Revocation/Release Agreement”), including the assignment to LK Asia the full and unencumbered rights to the “Language Key” name, trademarks, service marks, and any other intellectual property rights owned by Licensor with no limitations and free and clear any claims against LK Asia, and/or its operation subsidiaries, now or in the future, as set forth in an assignment agreement (the “Assignment Agreement”), of which both agreements shall be drafted and executed on or before October 31, 2010, in exchange for a cash payment from LK Asia in the amount of Sixty-Six Thousand Nine Hundred Sixty Dollars (USD $66,960), due and payable to Foxglove International Enterprises Ltd. (BVI) on the Closing Date.

          3.4 Payment of Royalties Owed. The Parties agree that Foxglove International Enterprises Ltd. a BVI company (the “Licensor”) shall be entitled to receive Royalty Payments from The Language Key Training Ltd., a Hong Kong corporation (a subsidiary of LK Asia), for fiscal years 2008 and 2009 in the amount of Sixty-Five Thousand Seven Hundred and Seventy-Six Dollars (USD $65,776), due and payable in twelve (12) equal payments of Five Thousand Four Hundred Eighty-One and 33/100 Dollars (USD $5,481.33) in the form cash payments (wire transfer), with the first payment due on or before October 31, 2010 and subsequent monthly payments thereafter. This amount shall be recorded as a Current Liability due to Related Parties on the Balance Sheet of The Language Key Training Ltd., until paid in full.

          3.5 Use of Existing Training Content. The Parties agree that, following the execution of this Agreement, The Language Key Ltd. (a BVI company) and/or its successor company would be granted a licensing right to use, rework, and/or publish certain existing training content (excluding, content which would be development from the date of this Agreement) owned and held by The Language Key Training Ltd. (a Hong Kong company) and/or its successor company for a term of eighty-eight (88) years, the terms and conditions of which will be defined in a content licensing agreement (the “LK Existing Content Licensing Agreement”) to be drafted and executed on or before October 31, 2010.

     4. EVENTS PRIOR TO CLOSING.

          4.1 Conduct of Seller’s Business. The Sellers covenant and agree with Company that since the previously executed Letter of Intent Amendment as of June 28, 2010 to the date of this Agreement, the Sellers have maintained the LK Entities intact, used its best efforts to preserve the goodwill and advantageous relationships that the Sellers have with consultants, customers and employees, and operated only in the ordinary course of business. Without limiting the generality of the foregoing statement, the Sellers have not, without obtaining the Company’s prior written consent, done any of the following:

(a)	sold or disposed of any assets of LK Entities outside of the ordinary course of business;

(b)	done any act or omitted to do any act which could cause a breach of or default under any contract to which the LK Entities are a party or by which the LK Entities are bound;

(c)	modified, amended or changed any of the terms of any contract to which the LK Entities are a party;

(d)	increased the salaries, wages, bonuses or other compensation of any of the employees of the LK Entities, without the prior written approval of the Company; or

(e)	changed the terms of any existing employee benefit plan or adopted any new employee benefit plans, without the prior written approval of the Company.

          4.2 LK Restructuring Plan. Prior to Closing, the Sellers shall effect a series of corporate actions in order to complete a corporate restructuring of the LK Entities (the “LK Restructuring Plan”), including, but not limited to the execution of certain corporate documents and government filings pertaining to change of ownership and corporate name(s) of the LK Entities, the cancellation of certain existing agreements and the exchange of any and all shares of Common and Preferred Stock in each respective LK entities, under a “parent-subsidiary” relationship consisting of LANGUAGE KEY ASIA LTD. as the parent (the “LK Asia”) and the other LK Entities subsidiaries thereof, as mutually agreed to by Sellers and Company in writing prior to the Closing Date.

          4.3 Additional Expense Payments. Company has requested that certain corporate restructuring items relating to the LK Entities (LK Restructuring Plan) be completed prior to the Closing Date which would require additional expenses to be incurred by the Sellers, including, but not limited to legal, accounting, government filing fees and/or travel (the “Additional Expenses”) as mutually agree to in the previously executed Letter of Intent Amendment on or about June 28, 2010. Upon the execution of this Agreement, the Company will continue to advance funds, if the full commitment of earmarked funds has not already been disbursed, for Additional Expenses to be incurred by the Sellers, in an amount up to, but not to exceed USD $20,000.00 (the “Additional Expense Limit”). Said Additional Expense payments shall be deducted from the amount of payments due and payable to Sellers from Company on the Closing Date. Any amount greater than the Additional Expense Limit, must be pre-approved by Company in writing prior to being incurred.

     5. Closing and Closing Date.

          5.1 Closing and Closing Date. Subject to the satisfaction or waiver of each of the conditions precedent to closing set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur on or before October 31, 2010 or at such later date as shall be mutually agreed upon by the Parties hereto (the "Closing Date").

          5.2 Obligations of the Sellers at Closing. On the Closing Date, the Sellers shall deliver to the Company all of the following amounts, documents, instruments and/or agreements:

(a)	a copy of a resolution of LK Asia, executed by all shareholders of LK Asia, as well as copies of the resolutions of its subsidiaries, providing consent to the transactions contemplated hereby;

(b)	a share certificate in the name and amount as set forth in the LK Asia Subscription Agreement; and

(c)	all other documents, instruments and agreements referred to herein and attached hereto as Exhibits to this Agreement.

          5.3 Obligations of Company. On the Closing Date, the Company shall deliver to the Sellers all of the following amounts, documents, instruments and/or agreements:

(a)

a copy of the corporate resolutions of Company and/or its subscribing subsidiary, MTK Asia, executed by duly authorized directors of the same, providing consent to the transactions contemplated hereby;

(b)

wire transfers in the respective amounts and on the respective dates as set forth in this Agreement and in subsequent agreements defined herein in this Agreement by respective Exhibits, made a part hereto; and

(d)	any and all other documents, instruments and agreements referred to herein and attached hereto as Exhibits to this Agreement.

          5.4 Post-Closing Acts. At any time, and from time to time after the Closing Date, without the payment of any further consideration, the Parties hereto shall duly execute, acknowledge and deliver such assignments, conveyances, instruments of transfer, and other documents, and will take such other action consistent with the terms of this Agreement, as may be necessary for the purpose of giving effect to this Agreement.

     6. Conditions Precedent to Closing.

          6.1 General Conditions.

6.1.1

Reconsolidation and Audit of LK Asia Financials: The Parties agree that, prior to Closing, LK Asia’s financial statements for Calendar Years 2008, 2009, and 2010 shall be reconsolidated based upon the LK Restructuring Plan described in Section 4.2, completed and certified by a PCAOB registered accounting firm as required by the Securities and Exchange Commission (SEC) and as set forth by the Sarbanes– Oxley Act. Further, to the extent and in the manner(s) deemed necessary by LK Asia and Company’s PCAOB registered auditors, the reconsolidated financial statements for the Calendar Years 2008 and 2009 shall be audited. Fees for the reconsolidation of LK Asia’s financial statements shall be paid by LK Asia from capital received from Company. Fees for the US audit of LK Asia’s reconsolidated financial statements shall be paid directly by Company.

6.1.2

Change of Legal Representative of all LK Entities: The Parties agree that, on or before Closing, any and all documents required to change the Legal Representative of LK Entities in Mainland China (which include the Wholly Owned Foreign Enterprise (“WOFE”) in Shanghai, as well as its registered Branch Offices in Shanghai, Beijing, and Shenzhen) from Mark Wood to Dirk Haddow, shall be executed, including any and all required documents to register the Shanghai Branch Office at its new address with the appropriate tax authorities. All such documents shall be prepared in advance prior to the Closing Date by LK Asia and the respective Sellers.

6.1.3

MTK Asia and LK Asia Board of Directors: Prior to Closing, the Parties agree to form two (2) separate Boards of Directors for MTK Asia and LK Asia, respectively, each consisting of five (5) members; two (2) of which shall be appointed by the Sellers, representing the Sellers, with the remaining three (3) to be appointed by Company. Said Boards shall provide corporate governance, oversight, and have the fiscal responsibility for all of the activities of MTK Asia and LK Asia, respectively.

6.1.4

Employment Contacts: Prior to Closing, Company or MTK Asia shall agree to the terms and conditions of Employment Agreements for senior management of LK Asia. Any Employment Agreements executed prior to or on the Closing Date shall be for a term of one-to-three years as determined by the Board of Directors of LK Asia and, including a provision that entitles LK Asia to amend any existing Employment Agreement at any time during the term for the inclusion of company approved incentive programs developed after the Closing Date.

6.1.5

Employee Stock Option Plan: On or before January 1, 2011 or other date as mutually agreed to by the Board of Directors of MTK Asia and/or LK Asia, Company agrees to offer to the employees of LK Asia and its subsidiaries the ability to participate in an Employee Stock Option Plan (the “ESOP)” implemented by the Company. The ESOP shall be a standard program offered by the Company to all its employees worldwide, employed directly by the Company or by an operating subsidiary, subject to certain performance based criteria.

6.1.6

E-Portal Development Plan: Prior to Closing, LK Asia and Company (and/or an entity that represents technology development for the Company), shall agree to a technological development plan (and budget) for the creation and implementation of a web-based learning platform (E-Portal) to be offered by LK Asia as a product and/or service offering to existing and future clients of LK Asia. The technology shall be owned by Company and/or LK Asia under certain licensing terms and conditions to be determined and set forth in an executed agreement between the parties.

          6.2 Conditions Precedent to Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Company in writing):

6.2.1	Each representation and warranty of the Sellers contained in this Agreement shall be true in all material respects on the Closing Date.

6.2.2	The Sellers shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed prior to the Closing Date.

6.2.3	There shall have been no material adverse change in the LK Entities or the financial condition of the LK Entities.

6.2.4

No action or proceeding shall have been instituted before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, this Agreement, or the consummation of the transactions contemplated herein.

6.2.5

All licenses, leases, permits, authorizations, approvals, and assignments that may, in the reasonable opinion of Company or its counsel, be necessary or desirable to enable Company to own, use and operate the LK Entities after the Closing Date shall have been assigned to Company and shall be in full force and effect immediately upon Closing.

6.2.6

The Company shall have satisfied itself that the patents, patent applications, patent rights, trade name, trademarks, technology and know-how relating to the LK Entities can be effectively transferred from Foxglove International Enterprises, Ltd. to the LK Asia on the Closing Date.

6.2.7

All contracts and/or agreements of the Sellers related to the LK Entities (except any Employment Agreements referred to in Section 6.1.4) shall be transferable to and assumable by LK Asia, and subsequently MTK Asia on the Closing Date.

6.2.8	All documents and instruments executed and delivered and all actions taken in connection with this Agreement and the transactions contemplated hereby shall be satisfactory to Company and its counsel.

6.2.9

On the Closing Date, the Sellers shall provide Company with evidence of marketable title to any assets of the LK Entities free and clear of any and all liens, claims, and encumbrances, except for the liens, claims and encumbrances as disclosed to Company prior to the date of execution of this Agreement.

6.2.10

All persons and/or entities that have filed or claim any liens, claims, or encumbrances on any of the assets of the LK Entities shall have been executed and delivered to the Company as of the Closing Date, including appropriate termination statements which are sufficient to release any existing liens, claims, and encumbrances which would prevent the Company from claiming free, clear, and unencumbered title in the LK B Shares and subsequently the ownership of the LK Entities’ assets.

          6.3 Conditions Precedent to Seller’s Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which, or the occurrence of which, may be waived in whole or in part by Sellers in writing):

6.3.1	Each and every representation and warranty of Company contained in this Agreement shall be true in all material respects at the Closing.

6.3.2

No action, suit or proceeding shall have been instituted before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, this Agreement, or the consummation of the transactions contemplated herein.

6.3.3	The Company shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed prior to the Closing Date.

6.3.4

Sellers shall cause the cancellation of any and all sub-licensing agreements by and between the Sellers, Licensor, and/or any other affiliated companies relating to the Royalties granted to Sellers and re-assign such ownership rights to LK Asia.

6.3.5

Sellers shall cause the execution of any and all applicable release agreements by and between the Sellers, including affiliated companies, to release the newly restructured LK Asia and its subsidiaries, jointly and severally, from any and all claims any entity or individual related to the Sellers may have now or in the future against the Company, MTK Asia and/or LK Asia and its subsidiaries as a result of this Agreement, or the transactions contemplated hereby.

     7. Representation and Warranties.

          7.1 Representations and Warranties of the Sellers. The Sellers hereby represents and warrants to the Company that the following will be true and correct as of the Closing Date, knowing and intending that the Company will rely thereon:

7.1.1

Organization Authority. Sellers consist of corporations duly organized, validly existing and in good standing under the laws of the British Virgin Islands, Hong Kong and the People’s Republic of China (as the case may be). Sellers have full power and authority to enter into and perform: (i) this Agreement and (ii) all documents and instruments to be executed by Sellers pursuant to this Agreement (collectively, “Sellers’ Ancillary Documents”). This Agreement and Sellers’ Ancillary documents will be duly executed and delivered by duly authorized officers of Sellers at Closing. This Agreement constitutes a valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.)

7.1.2

Absence of Undisclosed Liabilities. Except as disclosed to Company by the Sellers prior to the Closing Date, the Sellers are subject to no liabilities or obligations of any nature, whether absolute or contingent, which if asserted against Company, would have a materially adverse effect on the assets of the LK Entities.

7.1.3

Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best of the Sellers’ knowledge, threatened against or otherwise affecting the Sellers, the LK Entities, or its assets.

7.1.4

Compliance With Applicable Law. The Sellers have complied in all material respects with all applicable laws, rules and regulations of any governmental agency or entity, and no consent, approval or authorization of any governmental authority is required of the Sellers in connection with the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby.

7.1.5

Taxes. The Sellers have paid, and up to the Closing Date will have either paid or have fully accrued for, all personal property, sales, employment, franchise, state, federal, and local taxes of whatsoever kind or nature to the appropriate state, local and/or federal agencies and governmental entities, which have arisen or accrued in connection with the assets of the LK Entities. In addition, the Sellers have filed all tax returns on the LK Entities that it was required to file up to and including the Closing Date. To the best knowledge of Sellers, all of these tax returns are correct and complete, and all taxes owed by the Sellers (whether or not shown on any such tax return) have been paid. The Sellers have withheld and paid all taxes required to have been withheld and paid in respect of compensation and other amounts paid to any employee or independent contractor.

7.1.6

Title to LK Entities Assets. The Sellers have good and unencumbered title to the assets of the LK Entities, free and clear of any and all liens, claims, and encumbrances, as of the Closing Date other than encumbrances disclosed to the Company in writing prior to Closing Date.

7.1.7

Absence of Material Adverse Changes. Since June 28, 2010, there has been no material adverse change with respect to the rights, properties, assets, liabilities, operations or prospects of the LK Entities or its assets, and the LK Entities has been conducted by the Sellers only in the ordinary course of business.

7.1.8

Employee Benefits. The Sellers have heretofore delivered to Company a list of all employee benefit plans (the “Benefit Plan”) that the Sellers have maintained or contributed to or in which its employees have participated at any time. In the case of each Benefit Plan listed: (a) the plan complies in form and in operation in all material respects with the applicable requirements of laws in which operation is domiciled (or complied in form and operation while Sellers maintained or contributed to the Plan or its employees participated in the Plan), (b) all required contribution to, or premiums or other payments in respect of the plan have been paid, and all required reports and descriptions have been filed with the proper government authority or distributed to participants, as appropriate, (c) there have been no “reportable events” or “prohibited transactions” in respect of the plan, and (d) no event has occurred in respect of any plan or investment of any plan assets that could result in the imposition of any liability on Company.

7.1.9	Employee Health and Safety. The Sellers have, in all material respects, complied with and do not have any liability under any applicable Occupational Health and Safety Act. The Sellers have also complied with all applicable laws and orders concerning employee health and safety arising in connection with the services, ownership and operation of the LK Entities and/or its assets.

7.1.10

Insurance. The Sellers have heretofore delivered to the Company a listing and description of all insurance policies carried and maintained by the Sellers relating to the LK Entities, including, without limitation, general and product liability insurance, property damage insurance, and statutory workers’ compensation insurance or on-the-job medical insurance.

7.1.11

Intellectual Property. To the best of the Sellers’ knowledge, (a) the Sellers have full right to own and/or use without the payment of any royalties all intellectual property that the Sellers currently owns, licenses and/or uses in connection with the LK Entities (collectively, the “Sellers Intellectual Property”), and (b) the Sellers Intellectual Property does not infringe the rights of any third party.

7.1.12	Contracts. The Sellers have heretofore delivered to the Company a list of all material contracts to which the Sellers are a party or by which the Sellers are bound.

7.1.13

Accounts and Notes Receivable. All accounts receivable transferred to LK Asia as part of the LK Asia assets arose out of bona fide transactions in the ordinary course of business and are collectible in full in accordance with their terms and at their recorded amounts.

7.1.14

Noncontravention. The execution, delivery and performance by the Sellers of this Agreement and the Sellers’ Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the organizational documents of the Sellers, (ii) conflict with, or result in a breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or lapse of time or both) of any right or obligation of the Sellers under any agreement, contract, license, permit, commitment or arrangement to which the Sellers are a party or by which they are bound or to which any of their assets are subject, or (iii) violate or result in a breach of or constitute a default under any judgment, order, injunction, decree, law, rule, regulation or other restriction of any court or governmental authority to which the Sellers are subject other than in the case of clause (ii), such conflicts, breaches, defaults, terminations, cancellations or accelerations as would not have a material adverse effect on the Sellers.

7.1.15

Related Party Interests. Other than those liabilities being retained as set forth in Section 3 hereinabove or which will be satisfied at Closing, there are no outstanding liabilities or obligations for amounts owing to or from, or contracts or other commitments or arrangements between any shareholder or employee of Sellers and Sellers relating to the LK Entities or its assets. No shareholder or employee of Sellers have any cause of action or other claim against the Sellers or the LK Entities or its assets or directly or indirectly beneficially own any debt, equity, other interest or investment in any corporation, firm or entity which is a competitor, customer or supplier of Sellers, except securities of any publicly-held corporation which do not exceed five (5%) percent of the outstanding voting securities of such corporation.

7.1.16

Full Disclosure. The Schedules, Exhibits and all other certificates, documents, and instruments that have been, or will be, furnished by Sellers pursuant to this Agreement (unless supplemented at Closing) will be, as of the Closing, true, complete and accurate in all material respects. None of the representations and warranties made by Sellers in this Agreement or any Schedule, Exhibit, certificate or other document furnished by it, or on its behalf, under this Agreement contains or will contain any misstatement or untrue statement of a material fact or omits any material fact, the omission of which would make the statements contained herein or therein materially misleading.

          7.2 Representations and Warranties of Company. Company represents and warrants that the following will be true and correct as of the Closing Date, knowing and intending that Sellers will rely thereon:

7.2.1	Company and MTK Asia are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada, United States of America and Hong Kong.

7.2.2

Company has full power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments to be executed by Company pursuant to this Agreement (collectively, the “Company’s Ancillary Documents”). This Agreement and Company’s Ancillary documents will be duly executed and delivered by duly authorized officers of Company at Closing. This Agreement constitutes a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies).

7.2.3

No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Company of this Agreement and Company’s Ancillary Agreements, and the consummation by Company of the transaction contemplated by this Agreement and Company’s Ancillary Documents.

7.2.4

Neither the execution and delivery of this Agreement and Company’s Ancillary Documents by Company, nor the consummation by Company of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Company’s organizational documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

     8. Survival of Representations; Indemnification Agreements and Certain Other Matters.

          8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement and in any Exhibits, Schedules, certificates, documents or statements delivered pursuant hereto, shall survive the Closing Date as follows: (a) those that relate to the transfer of good title to the LK Entities and its assets shall survive the Closing Date indefinitely; (b) those with respect to which Company has a right to seek indemnification from Sellers as a result of any third-party claim and those with respect to which Sellers has a right to seek indemnification from Company as a result of any third-party claim shall survive the Closing Date for the maximum period of time allowed by law under which such third party may bring such claim; and (c) all other representations and warranties shall survive the Closing Date for a period of three (3) years, commencing on the Closing Date.

          8.2 Indemnification by the Sellers. Sellers shall indemnify, defend and hold harmless Company and each of its directors, officers, employees, representatives and agents, and their respective affiliates (collectively, the “Company’s Indemnified Parties”) from and against any and all claims, demands, losses, costs, expenses, obligations, judgments, amounts paid in settlement, liabilities, damages, recoveries and deficiencies, including, interest, fines, penalties and reasonable attorneys fees and expenses (collectively “Liabilities”), that any Company Indemnified Party shall incur or suffer, which arise, result from, or relate to: (a) any inaccuracy or any breach of any representation or warranty of Sellers or failure to perform any covenant made by or on behalf of Sellers contained in this Agreement, or in any Exhibit, Schedule or other instrument furnished or to be furnished by Sellers pursuant to this Agreement; (b) any and all excluded Liabilities; or (c) the operation of the LK Entities by Sellers prior to the Closing except for any liabilities disclosed to the Company in writing prior to the Closing Date.

          8.3 Indemnification by the Company. Company shall indemnify, defend and hold harmless Sellers and each of its shareholders, directors, officers, employees, representatives and agents, and their respective affiliates (collectively, “Sellers’ Indemnified Parties”) from and against all Liabilities that any Sellers’ Indemnified Party shall incur or suffer, which arise, result from, or relate to: (a) any inaccuracy or breach of any representation or warranty of the Company or failure to perform any covenant made by or on behalf of the Company contained in this Agreement, or in any Exhibit, Schedule or other instrument furnished or to be furnished by Company or MTK Asia pursuant to this Agreement; (b) any and all failures by Company to pay or otherwise fully perform each of the liabilities disclosed to the Company in writing prior to the Closing Date; or (c) the operation of the LK Entities by Company after the Closing Date.

          8.4 Notice of Claim. Promptly upon obtaining knowledge of any claim, event, facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Article (an “Indemnified Party’) shall give written notice of such claim (“Notice of Claim”), to the party from which indemnification is sought (an “Indemnifying Party"),” setting forth the amount of the Claim. The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

          8.5 Election to Defend. If the claim or demand set forth in the Notice of Claim given by the Indemnified Party pursuant to Section 8.4 of this Agreement is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the Date of the Notice of Claim (as that term is hereinafter defined) to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim or demand in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at its own expense. If the Indemnifying Party does not elect to defend such third party claim or demand, or does not defend such third party claim or demand in good faith the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that (a) the Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) the Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreement of indemnification set forth in this Section 8.

          8.6 Date of Notice of Claim. The term “Date of the Notice of Claim” as used in this Section 8 shall mean:

8.6.1	the third business day after the date of the postmark on the registered or certified mail containing the Notice of Claim, or;

8.6.2

the date of such personal delivery or delivery by courier or electronic facsimile, if the Notice of Claim is personally delivered or delivered via a reputable courier service (such as Federal Express), with receipt confirmed, or sent by electronic facsimile (with receipt confirmed).

     9. General Provisions.

          9.1 Legal and Accounting Fees. The Sellers and the Company shall each be responsible to pay their respective legal and accounting fees incurred by them in connection with the transactions contemplated by this Agreement, unless otherwise mutually agreed to in writing.

          9.2 Waiver of Breach. All waivers under this Agreement shall be in writing. Any waiver by a party of the breach of any provision or of any condition precedent of this Agreement shall not operate as a waiver of any subsequent breach of that provision or as a waiver of the breach of any other provision or of any other condition precedent.

          9.3 Severability. If any one or more provisions of this Agreement shall be adjudged or declared illegal or unenforceable, the same shall not in any way affect or impair the validity or enforceability of all or any other provision of this Agreement.

          9.4 Governing Law. This Agreement and the performance hereof shall be construed and interpreted in accordance with the laws of the State of Nevada, of The United States of America. Any dispute arising under or out of this Agreement shall be submitted for resolution to an applicable state or federal court of competent jurisdiction that is located in the State of Nevada, of The United States of America.

          9.5 Venue; Waivers. The Company and Sellers irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated in courts having sites within the County of Clarke, State of Nevada, of The United States of America. The Company and Sellers hereby waive any right they may have to transfer or change the venue of any litigation brought by another party hereto in accordance with this paragraph.

          9.6 Assignment. No party may assign its rights, interest or obligations under this Agreement without the prior approval in writing of the other party.

          9.7 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any person other than the Parties and their respective successors and permitted assigns.

     9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto in connection with the subject matter hereof. This Agreement may not be modified, amended, altered or extended orally, and no modification shall be effective unless in writing and signed by all the Parties hereto.

          9.9 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective heirs, representatives, successors and assigns.

          9.10 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing, and shall be deemed to have been given, when received, if delivered in person or by a reputable courier service (such as Federal Express), or three (3) business days following mailing, if mailed by certified mail, return receipt requested, postage prepaid, as follows:

IF TO SELLERS:	LANGUAGE KEY TRAINING LTD.,
DIRK HADDOW, MARK WOOD, CHRIS DURCAN,
AND/OR JEFF TENNENBAUM

10/F, China Merchants Commercial Building
15-16 Connaught Road West
Sheung Wan, Hong Kong
Attn: Dirk Haddow, CEO

Ph. (852) 21470519
Fx. (852) 25173534
Email: training@languagekey.com

IF TO COMPANY:	MOUNT KNOWLEDGE HOLDINGS, INC.

39555 Orchard Hill Place
Suite 600 PMB 6096
Novi, Michigan 48375
Attn: Daniel A. Carr, President and CEO

Ph. (248) 468-4688
Fx. (248) 671-5080
Email: dcarr@mkhd.net

          9.11 Exhibits and Schedules. The Exhibits and Schedules attached hereto constitute an integral part of this Agreement. Terms defined in this Agreement that are used in any Exhibit or Schedule attached hereto and are not otherwise defined therein shall have the meanings assigned to such terms in this Agreement. Terms defined in any Exhibit or Schedule attached hereto that are used in this Agreement or in any other Exhibit or Schedule which are not otherwise defined herein shall have the meanings assigned to such terms in such Exhibit or Schedule.

          9.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning and interpretation of this Agreement.

          9.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original but all of which will constitute the same instrument, notwithstanding that fewer than all of the Parties have signed the same counterpart. A counterpart signature page transmitted by facsimile machine will be given the same effect as an original signature page. Any party signing this Agreement by facsimile must provide the other Parties with a manually signed signature page within ten (10) days after the date of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Definitive Agreement to be duly executed on the date and year first appearing above.

WITNESSES:	SELLERS
THE LANGUAGE KEY TRAINING LTD.,
A British Virgin Island Corporation
Print Name:

/s/ Dirk Haddow
Print Name:	BY: Dirk Haddow

ITS: President and CEO
Print Name:

/s/ Dirk Haddow
Print Name:	BY: Dirk Haddow, Individually

/s/ Mark Wood
Print Name:	BY: Mark Wood, Individually

/s/ Jeff Tennenbaum
Print Name:	BY: Jeff Tennenbaum, Individually

WITNESSES:

Print Name:	/s/ Chris Durcan
BY: Chris Durcan, Individually

Print Name:

WITNESSES:	COMPANY

Print Name:	MOUNT KNOWLEDGE HOLDINGS, INC.,
A Nevada Corporation, USA

/s/ Daniel A. Carr
BY: Daniel A. Carr
Print Name:	ITS: President and CEO

EXHIBIT A

LK ASIA SUBSCRIPTION AGREEMENT

EXHIBIT B

SHARE PURCHASE AND CANCELLATION AGREEMENT

EXHIBIT C

STOCK PURCHASE WARRANT AGREEMENT